As filed with the Securities and Exchange Commission on: November 22, 1996
                                                 Registration No. 33-21694


                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                             _______________

                    POST-EFFECTIVE AMENDMENT NO. 1
                                   TO
                                FORM S-8
                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933
                             _______________

                            SUNRISE BANCORP
       (Exact name of registrant as specified in its charter)


       California                                94-2819328
(State or other jurisdiction        (I.R.S. Employer Identification No.)
of incorporation or organization)


5 SierraGate Plaza, Roseville, California               95678
(Address of principal executive offices)              (Zip Code)

      Sunrise Bancorp 1981 Amended and Restated Stock Option Plan
                         (Full title of the plans)

                               Allen H. Blake
           Vice President, Chief Financial Officer and Secretary
         First Banks America, Inc., as successor to Sunrise Bancorp
              8820 Westheimer Road, Houston, Texas 77263-0369
                (Name and address of agent for service)

                              (713) 781-7171
      (Telephone number, including area code, of agent for service)

             DEREGISTRATION OF CERTAIN SHARES OF COMMON STOCK

     Sunrise Bancorp filed a registration statement on Form S-8 with respect to 765,778 shares of its common stock (as adjusted for stock dividends) (the Common Stock") to be issued pursuant to the Sunrise Bancorp 1981 Amended and Restated Stock Option Plan (the "Plan"). As of November 1, 1996, Sunrise Bancorp had issued 58,250 shares of Common Stock pursuant to this registration statement. In connection with the merger of Sunrise Bancorp with and into First Banks America, Inc.
("FBA") on November 1, 1996, the Plan terminated and outstanding options with exercise prices of less than $4.00 per share were canceled in exchange for the payment of an amount equal to $4.00 per share of Common Stock subject to the option minus the exercise price. Any options which were not surrendered for cancellation prior to November 1, 1996 terminated. As the successor issuer to Sunrise Bancorp, FBA hereby deregisters 707,528 shares of Common Stock remaining unsold under this registration statement.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on this 22nd day of November, 1996.

                              FIRST BANKS AMERICA, INC.,
                              as successor to Sunrise Bancorp


                              By   \s\ ALLEN H. BLAKE
                                       Allen H. Blake
                                       Vice President and
                                       Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-effective amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




Signature                 Title                                 Date


\s\ JAMES F. DIERBERG
James F. Dierberg         Chairman of the Board and        November 22, 1996
                          Chief Executive Officer
                          (Principal Executive Officer)


\s\ ALLEN H. BLAKE
Allen H. Blake            Vice President, Chief            November 22, 1996
                          Financial Officer (Principal
                          Financial Officer and
                          Principal Accounting
                           Officer)



Charles A. Crocco, Jr.    Director


Edward T. Story, Jr.      Director


\s\ MARK T TURKCAN
Mark T. Turkcan           Director                        November 22, 1996


\s\ DONALD W. WILLIAMS
Donald W. Williams        Director                        November 22, 1996